STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT (this "Agreement") dated as of January 12, 2001 between Heartland Industrial Partners, L.P (the "New Investor") and each of Blackstone Capital Company II, L.L.C., Blackstone Capital Partners, L.P., Blackstone Advisory Directors Partnership, L.P., Blackstone Family Investment Partnership I L.P. (collectively "Blackstone") and Wasserstein/C&A Holdings, L.L.C. ("Wasserstein", and together with Blackstone, "Sellers").

                                    RECITALS

     WHEREAS, the New Investor desires to purchase from Sellers, and Sellers desire to sell to the New Investor, 27,000,000 shares ("Shares") of Common Stock, par value $.01 per share (the "Common Stock") of Collins & Aikman Corporation (the "Company").

     WHEREAS, in connection with the transactions contemplated by this Agreement, the New Investor, Sellers and the Company will enter into a Stockholders' Agreement (the "Stockholders' Agreement") and a Registration Rights Agreement (the "Registration Rights Agreement") to provide for certain matters relating to the respective holdings by the New Investor and Sellers of the Common Stock.

     WHEREAS, simultaneously with the execution of this Agreement, the New Investor and the Company are entering into a purchase agreement (the "Primary Share Purchase Agreement") pursuant to which the New Investor will purchase shares of capital stock of the Company.

     NOW, THEREFORE, in consideration of the foregoing and the representations and warranties contained in this Agreement, the parties agree as follows:


                                    ARTICLE I

                                PURCHASE AND SALE


     SECTION 1.1. Purchase and Sale of the Shares. On the terms and subject to the conditions of this Agreement, Sellers shall sell, transfer and deliver to the New Investor, and the New Investor shall purchase from Sellers, the Shares free and clear of all Liens (as defined) in exchange for (a) immediately available funds in an amount equal to $135,000,000 (the "Initial Purchase Price"), allocated among Sellers, as set forth in Annex A to be provided prior to the Closing and (b) a participating interest in profits realized on each of the Shares by the New Investor on the terms and conditions set forth in the Profit Participation Agreement (the "Contingent Payment", and together with the Initial Purchase Price, the "Purchase Price").

     SECTION 1.2. Closing. The closing (the "Closing") of the purchase and sale of the Shares shall be held at the offices of Simpson Thacher & Bartlett within 3 business days of satisfaction of the conditions set forth in Article 4 or at a date and time to be mutually agreed upon by the parties (the "Closing Date"). At the Closing, (i) the New Investor shall deliver to Sellers, by wire transfer to a bank account designated in writing by Sellers, immediately available funds in an amount equal to the Initial Purchase Price in such amounts that correspond to the allocation among Sellers as set forth in Annex A and (ii) Sellers shall deliver to the New Investor certificates representing the Shares duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed.


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLERS


     Each Seller, severally and not jointly, hereby represents and warrants to the New Investor as follows:

     SECTION 2.1. Authority. Each Seller is a limited liability company duly organized and validly existing under the jurisdiction of its organization. Each Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. All limited liability company acts and other proceedings required to be taken by each Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by each Seller and constitutes a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms.

     SECTION 2.2. The Shares. Each Seller has good and valid title to the Shares that it is transferring hereunder, free and clear of any liens, claims, encumbrances, security interests, options, pre-emptive, drag-along or tag-along rights, rights of first refusal or first offer, charges or restrictions of any kind (collectively, "Liens"), except for such restrictions set forth in a stockholders' agreement dated June 29, 1994 to which the Sellers, the Company and their affiliates are a party, certain restrictions imposed by the Sellers' financing of the purchase of the Common Stock and restrictions imposed by United States Securities laws. Assuming the

New Investor has the requisite power and authority to be the lawful owner of the Shares, upon delivery to the New Investor at the Closing of certificates representing the Shares, duly endorsed by Sellers to the New Investor for transfer pursuant to Section 1.1 and upon Sellers' receipt of the Purchase Price, good and valid title to the Shares will pass to the New Investor, free and clear of any Liens, except for Liens arising from acts of the New Investor.

     SECTION 2.3. Governmental Authorization. The execution, delivery and performance by Sellers of this Agreement requires no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official except such as have been obtained or except where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not reasonably be expected to adversely affect the ability of Sellers to perform their obligations hereunder.

     SECTION 2.4. Noncontravention. The execution, delivery and performance by Sellers of this Agreement do not and will not (i) violate the governing documents of either Seller, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon a Seller, (iii) require any consent or other action by any person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of a Seller or to a loss of any benefit to which a Seller is entitled under any provision of any agreement or other instrument binding upon a Seller or any of its assets or properties or (iv) result in the creation or imposition of any material Lien on any property or asset of a Seller.

     SECTION 2.5. Litigation. There is no action, suit, investigation or proceeding pending against or, to the knowledge of Sellers, threatened against or affecting either Seller before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

     SECTION 2.6. No Brokers. No Seller has entered into any agreement or understanding with any person or firm or the Company which may result in the obligation of the Company to pay any finder's fee, commission or other like payment in connection with this Agreement and the transactions contemplated hereby.

     SECTION 2.7 No Other Representations. Except for the representations and warranties set forth above, no Seller is making any representation or warranty, including any representation or warranty as to the Company or its prospects.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE NEW INVESTOR


     The New Investor hereby represents and warrants to Sellers as follows:

     SECTION 3.1. Authority. The New Investor is a limited partnership duly organized and validly existing under the jurisdiction of its formation. The New Investor has all requisite power and authority to execute, deliver and perform this Agreement and the other Secondary Transaction Documents (as defined below), and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by the New Investor to authorize the execution, delivery and performance of this Agreement and the other Secondary Transaction Documents, and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement and the other Secondary Transaction Documents have been duly executed and delivered by the New Investor and constitute a legal, valid and binding obligation of the New Investor, enforceable against the New Investor in accordance with its terms. For purposes of this Agreement, "Secondary Transaction Documents" means each of the Stockholders' Agreement, the Registration Rights Agreement and the Primary Share Purchase Agreement.

     SECTION 3.2. Governmental Authorization. The execution, delivery and performance by the New Investor of this Agreement requires no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official except (i) such as have been obtained, (ii) compliance with any applicable requirements of the HSR Act and any other applicable antitrust laws, and (iii) where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not reasonably be expected to adversely affect the ability of the New Investor to perform its obligations hereunder.

     SECTION 3.3. Noncontravention. The execution, delivery and performance by the New Investor of this Agreement does not and will not (i) violate the partnership agreement or other similar corporate documentation of the New Investor, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon the New Investor, (iii) require any consent or other action by any person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of the New Investor or to a loss of any benefit to which the New Investor is entitled under any provision of any agreement or other instrument binding upon the New Investor or any of its assets or properties or (iv) result in the creation or imposition of any material Lien on any property or asset of the New Investor.

     SECTION 3.4. Securities Act. The Shares purchased by the New Investor pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and the New Investor will not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder.

     (a) The New Investor understands that the Shares have not been registered under the Securities Act. The New Investor also understands that the Shares are being sold pursuant to an exemption from registration contained in the Securities Act based in part upon representations of the New Investor contained in this Agreement.

     (b) The New Investor understands that it must bear the economic risk of the investment in the Shares indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available.

     (c) The New Investor is an "accredited investor" within the meaning of Regulation D under the Securities Act.

     (d) The New Investor acknowledges that the Shares will be legended to reflect the foregoing.

     SECTION 3.5. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of the New Investor, threatened against or affecting the New Investor before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

     SECTION 3.6. Financial Capability. The New Investor has the funds available to consummate the purchase of the Shares.

     SECTION 3.7. No Other Representations. Except for the representations and warranties set forth above, the New Investor is not making any other representation or warranty.

                                   ARTICLE IV

                              CONDITIONS TO CLOSING


     SECTION 4.1. Conditions to Obligations of the New Investor and Sellers. The obligations of the New Investor and Sellers to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:

          (a) No provision of any applicable law, rule or regulation and no judgment, injunction, order or decree by any governmental entity of competent jurisdiction shall prohibit the consummation of the transactions contemplated hereby;

          (b) All material actions by or in respect of, or filings with, any governmental body, agency, official or authority required to permit the consummation of the Closing (including HSR clearance) shall have been taken, made or obtained;

          (c) Each of the material certificates and instruments and other material third party consents (other than consents from the Company's financing sources), in form and substance reasonably satisfactory to the New Investor, required for the consummation of the purchase by the New Investor shall have been received;

          (d) The Stockholders' Agreement and the Registration Rights Agreement, substantially in the forms attached hereto as Exhibits A and B shall have been executed by each of the parties thereto with such changes as may be reasonably required by co-investors with the New Investor that are not adverse to the Sellers in any respect;

          (e) Each of the Indenture Parties shall have entered into a second supplemental indenture to the Indenture providing for the Indenture Amendments. By the terms of such second supplemental indenture, the Indenture Amendments shall become effective without any further action by any person upon the Closing Date. The Indenture Amendments shall have been irrevocably consented to by the requisite Holders (as defined under the Indenture) of Notes for the second supplemental indenture containing the Indenture Amendments to be entered into by the Indenture Parties and to become effective in accordance with their terms under Article IX of the Indenture. The form and substance of the second supplemental indenture, insofar as the Indenture Amendments and any other changes required by the Holders are concerned, shall be in a form and substance reasonably satisfactory to the New Investor. The Consent Costs incurred in connection with obtaining the Indenture Amendments, shall be reasonably acceptable to the New Investor based upon the estimates of the likely Consent Costs provided to the New Investor prior to the date hereof by the financial advisors to the New Investor and the financial advisors to the Sellers and the Company; and

          (f) Each of the Credit Agreement Parties shall have entered into an amendment and waiver to the Credit Agreement, in form in substance reasonably satisfactory to the New Investor, providing for the Bank Amendments. By the terms of such amendment and waiver, the Bank Amendments shall become effective without any further action by any person upon the Closing Date. The amendment and waiver shall have been irrevocably consented to by the requisite lenders under the Credit Agreement for it to become effective in accordance with its terms and the provisions of the Credit Agreement. The Consent Costs incurred in connection with obtaining the Bank Amendments, shall be reasonably acceptable to the New Investor based upon the estimates of the likely Consent Costs provided prior to the date hereof by the financial advisors to the New Investor and the financial advisors to the Sellers and the Company. In addition, the New Investor shall be satisfied that the effect of the Bank Amendments will be to modify the documentation relating to the Master Equipment Lease Agreement, dated as of September 30, 1994 and the receivables financing initially entered into in December 1999, including, without limitation, the Receivables Agreement and related documentation, to ensure that no default or no "Termination Event" or "Potential Termination Event" will arise as a result of the transactions contemplated hereby and by the Primary Share Purchase Agreement.

     For purposes of Sections 4. 1 (e) and (f):

          "Bank Amendments" means (1) the waiver of any event of default caused by or resulting from the transactions contemplated hereby or by the Primary Share Purchase Agreement, including, without limitation, any event of default arising from a change of control, (2) the amendment of the definitions of "Change in Control" and "Designated Person" in the Credit Agreement, the Receivables Agreement (as defined in the Primary Share Purchase Agreement) and the Master Lease Agreement (as defined in the Primary Share Purchase Agreement) to provide for the control and beneficial ownership of capital stock by the New Investor and its affiliates contemplated to occur as a result of the transactions contemplated hereby and by the Primary Share Purchase Agreement without any breach or default thereunder and (3) such other changes as may be requested by the New Investor that are reasonably acceptable to the Credit Agreement Parties (excluding the Company and its affiliates).

          "Consent Costs" means the direct and indirect financial cost (whether through the payment of consent, waiver or other fees, the reimbursement of out-of-pocket costs and expenses of any person or any change in financial terms of the Indenture or the Credit Agreement, as applicable) to the New Investor or its affiliates or the Company or any of its subsidiaries incurred or payable in connection with obtaining requisite approval of the Indenture Amendments and the Bank Amendments, as applicable; provided that Consent Costs shall not include (1) the reasonable fees and expenses of any dealer manager/solicitation agent for the consent solicitation in respect of the Indenture Amendments, (2) reimbursements of the reasonable out-of-pocket expenses of the Credit Agreement Parties (other than the Company and its affiliates) payable pursuant to the terms of the Credit Agreement, as in effect on the date hereof, (3) the reimbursement of the reasonable out-of-pocket expenses of the Trustee incurred in connection with the Indenture Amendments, (4) the payment of reasonable fees and expenses of the New Investor in connection with the transactions contemplated hereby or by the Primary Share Purchase Agreement and (5) the payment of reasonable fees and expenses for counsel to the Company, the Special Committee of the Company and Sellers in connection with the transactions contemplated hereby or by the Primary Share Purchase Agreement.

          "Credit Agreement" means the Credit Agreement dated as of May 28, 1998 among the Credit Agreement Parties, as amended and modified by the waivers and amendments thereto dated as of October 27, 1998, December 22, 1998, March 8, 1999 and May 12,1999.

          "Credit Agreement Parties" means collectively (1) Collins & Aikman Products Co., Collins & Aikman Canada Inc., Collins & Aikman Plastics, Ltd., as Borrowers, (2) the Company as Guarantor, (3) Bank of America National Trust and Savings Association, as Documentation Agent, (4) The Chase Manhattan Bank, as Administrative Agent, and The Chase Manhattan Bank, as Canadian Administrative Agent, and (5) the Lenders (as defined under the Credit Agreement) necessary for the Bank Amendments to be approved and effective under the terms of the Credit Agreement.

          "Indenture" means the Indenture dated as of June 1, 1996, as amended by the first supplemental indenture thereto dated as of June 1, 1996 (the "First Supplemental Indenture"), among the Indenture Parties.

          "Indenture Amendments" means an amendment to change the definition of "Permitted Holder" in Section 5.14 of the First Supplemental Indenture to add the New Investor and its affiliates and such related changes so that the transactions contemplated hereby and by the Primary Share Purchase Agreement do not cause a "change in control" under such First Supplemental Indenture.

          "Indenture Parties" means collectively Collins & Aikman Products Co., as Issuer, the Company, as Guarantor, and First Union National Bank of North Carolina, as Trustees.

     SECTION 4.2. Conditions to Obligations of the New Investor. The obligation of the New Investor to consummate the transactions contemplated hereby is subject to the satisfaction of the following further conditions:

          (a) Sellers shall have performed in all material respects all of their obligations hereunder required to be performed by it on or prior to the Closing Date;

          (b) The representations and warranties of Sellers contained in this Agreement shall be true in all material respects when made and at and as of the Closing Date, as if made at and as of such date;

          (c) The sale of shares contemplated by the Primary Share Purchase Agreement, in the form attached hereto as Exhibit C, shall be consummated simultaneous with the Closing of the sale of the Shares;

          (d) The Company's Board of Directors shall have approved the purchase of the shares of Common Stock by the New Investor such that Section 203 of the Delaware General Corporation Law shall not apply to the acquisition of shares by the New Investor;

          (e) The proxy statement of the Company in connection with the Shareholder Matters (as defined in the Primary Share Purchase Agreement) shall have been prepared and filed with the Securities and Exchange Commission. Each Seller shall have delivered to the Company an executed irrevocable proxy in favor of the actions contemplated by the Shareholder Matters as contemplated in Section 5.4 herein;

          (f) Each of the Existing Investor Agreements (as defined below) shall have been canceled without payment by or obligation of the Company, and otherwise pursuant to documentation in form and substance reasonably satisfactory to the New Investor;

          (g) The Company shall have entered into a monitoring fee agreement in form and substance satisfactory to the New Investor providing for the payment to the New Investor of an annual monitoring fee of $4,000,000;

          (h) Four designees of the Sellers shall have resigned and the four designees of the New Investor shall have been appointed to the Board of Directors of the Company;

          (i) The Sellers shall have entered into an agreement in the form reasonably satisfactory to the Sellers and Purchaser providing for the resignation of an additional director who was previously appointed by the Sellers in the event (i) the Charter Amendment Effective Date (as defined in the Primary Share Purchase Agreement) has not occurred within 45 days of the Closing Date and (ii) the New Investor does not already have a majority of the Company's Board of Directors.

     For purposes of Section 4.2(f), "Existing Investor Agreements" means (i) the Amended and Restated Stockholders' Agreement dated as of June 29, 1994, among Blackstone Capital Partners L.P., Wasserstein Perella Partners, L.P., the Company and Collins & Aikman Group, Inc., (ii) the Voting Agreement, dated as of June 29, 1994 among Blackstone Capital Partners L.P. and Wasserstein Perella Partners, L.P., and (iii) the Monitoring Fee Agreements entered into among the Sellers and the Company.

     SECTION 4.3. Conditions to Obligation of Sellers. The obligation of Sellers to consummate the transactions contemplated hereby is subject to the satisfaction of the following further conditions:

          (a) The New Investor shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date; and

          (b) The representations and warranties of the New Investor contained in this Agreement shall be true in all material respects when made and at and as of the Closing Date, as if made at and as of such date.


                                    ARTICLE V

                    COVENANTS OF SELLERS AND THE NEW INVESTOR


     SECTION 5.1. Further Assurances. Sellers and the New Investor agree that, from time to time, whether on or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other actions as may be necessary to carry out the purposes and intents of this Agreement.

     SECTION 5.2. No Inconsistent Action; Certain Actions. Subject to Sections
7.1 and 7.2, Sellers and the New Investor shall not take any action inconsistent with their obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement and agree to use its best efforts to consummate the transactions contemplated by this Agreement and the transactions contemplated by the Primary Share Purchase Agreement. The New Investor agrees that it will not consummate the transactions contemplated by the Primary Share Purchase Agreement unless the sale of Shares contemplated by this Agreement is consummated concurrently.


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                                      -11-


     SECTION 5.3. Regulatory Filings. The New Investor agrees to promptly, but in no event later than 10 days from the date of this Agreement, to make any required regulatory filings, including any required Hart-Scott-Rodino filings and to use its best efforts to obtain any required clearance as promptly as practicable.

     SECTION 5.4. Stockholder Action. Upon the written request of the New Investor, at any time after the date of this Agreement and for so long as this Agreement is in effect, Sellers shall execute an irrevocable proxy such that the Shares will be voted in favor of the Shareholder Matters (as defined in the Primary Share Purchase Agreement).

     SECTION 5.5. Board Representation. Each of Blackstone and Wasserstein shall cause two of its representatives on the Company board of directors to resign immediately prior to the Closing.

     SECTION 5.6. No Solicitation. Each Seller agrees that it will not, directly or indirectly through any officer, subsidiary, affiliate, director, employee, stockholder, representative, agent or other person (other than the Company or a director of the Company whose actions shall be governed by the Primary Share Purchase Agreement), (i) seek, initiate, solicit or encourage any Person to make an Acquisition Proposal, (ii) engage in negotiations or discussions concerning any Acquisition Proposal with any person or group, (iii) disclose any non-public information relating to the Company or give access to the properties, employees, books or records of the Company or any of its subsidiaries to any person or group in connection with any Acquisition Proposal or (iv) approve or recommend or agree to approve or recommend any Acquisition Proposal.

     (a) Each Seller shall notify the New Investor in writing no later than the end of the next business day after receipt thereof of the receipt by it of any Acquisition Proposal (including a copy thereof if in writing), the terms and conditions of such Acquisition Proposal and the identity of the person making it. Each Seller also shall promptly notify the New Investor no later than the end of the next Business Day of any change to or modification of such Acquisition Proposal.

     (b) Each Seller shall, and shall cause its Affiliates and the advisors, employees and other agents of such Seller and any of its Affiliates to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use reasonable best efforts to cause any such party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Sellers to return or destroy all such information.

     "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, (i) any acquisition or purchase of 10% or more of the consolidated assets of the Company and its Subsidiaries, (ii) any acquisition or purchase of an equity interest in the Company representing in excess of 10% of the power to vote for the election of a majority of the directors of the Company, or any tender offer or exchange offer for equity securities of the Company as a result of which the offer or would hold such an equity interest in the Company, (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, or any of its Subsidiaries, whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the Company and its Subsidiaries, or (iv) any acquisition or purchase of the Shares in each case other than the transactions contemplated by this Agreement.

     "Third Party" means any Person as defined in Section 13(d) of the 1934 Act, other than the New Investor or any of its Affiliates.

     SECTION 5.7. Debt Consents. Sellers shall cooperate and shall cause the Company to cooperate in seeking such modifications to the "change of control" provisions of the Credit Agreement and the Indenture so that the sale of Shares contemplated by this Agreement and the Primary Share Purchase Agreement may be consummated without violating the terms of the governing documents for such debt facilities.


                                   ARTICLE VI

                  NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES


     SECTION 6.1. Survival. The representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing for the statute of limitations period relating to such representations, warranties or covenants.


                                   ARTICLE VII

                                   TERMINATION


     SECTION 7.1. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual written agreement of Sellers and the New Investor;

          (b) by Sellers, on the one hand, or the New Investor, on the other hand, if the Closing shall not have been consummated as of the close of business on May 31, 2001;

          (c) by Sellers, on the one hand, or the New Investor, on the other hand, if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

          (d) by the New Investor or the Sellers, if the Primary Share Purchase Agreement is terminated pursuant to its terms.

     The party desiring to terminate this Agreement pursuant to clauses 7. 1
(b), (c) or (d) shall promptly give notice of such termination to the other party.

     SECTION 7.2. Effect of Termination. If this Agreement is terminated as permitted by Section 7.1, such termination shall be without liability of any party (or any stockholder, general partner, limited partner, member, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement except as provided below, and this Agreement shall become void and of no further force or effect; provided that such termination shall not affect a party's ability to bring an action for breach of this Agreement. Notwithstanding the foregoing, the provisions of Sections 8.2, 8.5,
8.6 and 8.7 shall survive any termination hereof pursuant to Section 7. 1.


                                  ARTICLE VIII

                                  MISCELLANEOUS


     SECTION 8.1. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three business days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                           if to the New Investor,

                           Heartland Industrial Partners, L.P.
                           55 Railroad Avenue
                           First Floor

                           Greenwich, CT  06830
                           Fax:  (203) 861-2722
                           Attention:  David A. Stockman

                           With a copy to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           17th Floor
                           New York, New York  10005
                           Attention:  W. Leslie Duffy, Esq.
                           Jonathan A. Schaffzin, Esq.
                           Fax:  (212) 269-5420

                           If to Sellers,

                           Blackstone Capital Partners L.P.
                           345 Park Avenue-- 31st Floor
                           New York, New York  10019
                           Attention:  Neil Simpkins
                           Fax:  (212) 583-5258

                           With a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York  10017
                           Fax:  (212) 455-2502; and

                           Wasserstein Perella Management Partners
                           1301 Avenue of the Americas -- 44th Floor
                           New York, New York  10019
                           Attn:  Stephen O'Connell
                           Fax:  (212) 702-5635

                           With a copy to:

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, New York  10019
                           Attn:  Carl Reisner
                           Fax:  (212) 492-0017

     SECTION 8.2. Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

     SECTION 8.3. Amendments and Waivers. Any provision of this Agreement maybe amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (a) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 8.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that the New Investor may assign its rights under this Agreement without the consent of any other party so long as (i) the New Investor is not relieved of its obligations hereunder and
(ii) upon the purchase of the Shares under this Agreement and the Primary Share Purchase Agreement, Heartland and its affiliates will beneficially own a majority of the shares of Common Stock of the Company (assuming conversion of the convertible preferred shares).

     SECTION 8.5. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

     SECTION 8.6. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may only be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.1 shall be deemed effective service of process on such party.

     SECTION 8.7. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 8.8. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder, except that the Company shall have the right to enforce the provisions of Section 5.2 with respect to each party's duty to use its "best efforts" to consummate the transactions contemplated hereby and in the Primary Share Purchase Agreement.

     SECTION 8.9. Entire Agreement. This Agreement, together with the Stockholders' Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     SECTION 8.10. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     SECTION 8.11. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

     IN WITNESS WHEREOF, each of the parties has duly executed this Agreement or caused it to be duly executed as of the date first written above.

                         BLACKSTONE CAPITAL PARTNERSHIP, L.P.
                         By: Blackstone Management Associates L.P.,
                             its General Partner


                         By:  /s/ Neil P. Simpkins
                              -----------------------------------------------
                               Neil P. Simpkins
                               Authorized Signatory


                         BLACKSTONE ADVISORY DIRECTORS
                           PARTNERSHIP L.P.
                         By: Blackstone Management Associates L.P.,
                             its General Partner


                         By:  /s/ Neil P. Simpkins
                              -----------------------------------------------
                              Neil P. Simpkins
                              Authorized Signatory


                         BLACKSTONE FAMILY INVESTMENT
                              PARTNERSHIP I L.P.
                         By: Blackstone Management Associates I L.L.C., its General Partner


                         By:  /s/ Neil P. Simpkins
                              -----------------------------------------------
                              Neil P. Simpkins
                              Authorized Signatory


                         BLACKSTONE CAPITAL COMPANY II, L.P.


                         By:  /s/ Neil P. Simpkins
                              -----------------------------------------------
                              Neil P. Simpkins
                              Authorized Signatory


                         WASSERSTEIN/C&A HOLDINGS, L.L.C.

                         By:  /s/ Stephen V. O'Connell
                              ---------------------------------------
                              Name:  Stephen V. O'Connell
                              Title: Member


                         HEARTLAND INDUSTRIAL PARTNERS, L.P.


                         By:  /s/ Daniel P. Tredwell
                              -----------------------------------------------

                         HEARTLAND INDUSTRIAL ASSOCIATES, L.L.C.,
                              its General Partner


                         By:  /s/ Daniel P. Tredwell
                              -----------------------------------------------
                              Name:  Daniel P. Tredwell
                              Title:  Member

                                                                         Annex A

      Entity                                                       Shares Sold       $5 per Share Sale
                                                                                           Price

      Wasserstein/C&A Holdings L.L.C.                               13,337,264            $66,686,320

      Blackstone Capital Company II, L.L.C.                          2,303,169            $11,515,845

      Blackstone Family Investment Partnership L.P.                    554,963             $2,774,815

      Blackstone Advisory Directors Partnership L.P.                    48,778               $243,890

      Blackstone Capital Partners L.P                               10,755,826            $53,779,130

      Total                                                         27,000,000           $135,000,000
